Exhibit 99.1

Major Government Contractor and Former NFL Super Bowl Star Signs MOU with MagneGas to Expand into West Africa

Masada Waste Management Company to Import MagneGas Fuel and Equipment into Sierra Leone; Contract Includes Capital Investment and Royalty Payments

TAMPA, Fla., December 16, 2015 -- MagneGas Corporation, ("MagneGas" or the "Company") (NASDAQ: MNGA), a technology company that counts among its inventions a patented process that converts liquid waste into MagneGas® fuel, announced this week a strategic collaboration aimed to expand MagneGas’ technology in West Africa.

Masada Waste Management Company (“Masada”), a major waste collection and management company based in the Republic of Sierra Leone, has signed a Memorandum of Understanding (“MOU”) with the Company to import fuel and equipment. The MOU includes a payment of $550,000, 5% gross royalty payments and subsequent equipment imports under a two phase approach to expansion plans.

MagneGas has been focusing on expansion in Africa to better assist in the overall development and sustainability of communities in the area. Through this collaboration, MagneGas will work with Masada to try to provide a sustainable solution to the nation’s sanitation, waste management, health and safety challenges by quickly and efficiently introducing their patented alternative energy technology throughout the nation. MagneGas originally became involved in the project in response to the EBOLA outbreak in the area and the multiple funding sources that came available for sanitation technologies.

Following several meetings and MagneGas site visits with key officials, Masada is currently making strides to assess and implement MagneGas® in the industrial sector as a sustainable, natural gas alternative to current fuels used. With a population of almost six million, the opportunity to create jobs and turn waste into a locally controlled fuel source has the potential to have a significant impact on the area, both environmentally and economically.

"MagneGas has presented Sierra Leone with the opportunity to create many needed jobs while also addressing waste management, resource preservation and a source of fuel," says Masada primary owner and CEO Gibril Wilson. "We are very excited to take advantage of this opportunity and work with MagneGas to implement their much needed technology while making as big of an impact as we can for our community."

Wilson, originally from Freetown, Sierra Leone, moved to the U.S. at a young age to pursue his National Football League (NFL) career where he earned a Super Bowl ring with the New York Giants in Super Bowl XLII. Following his NFL career, Mr. Wilson has since returned to Sierra Leone to focus on his business operations with the vision of bringing back beauty and helping the nation recover.

Through this partnership, Masada has been appointed as the exclusive distributor for MagneGas fuel for the country of Sierra Leone. The collaboration between the entities will have two main phases including the importation of MagneGas fuel to establish the market and support public funding initiatives, followed by implementing multiple MagneGas gasification systems in country to produce fuel locally. Masada will also be identifying and appointing local distribution partners to help seed the market with MagneGas fuel for various long-term uses.

About Masada Waste Management

Masada Waste Management Company is a private company primarily owned by Mr. Gibril Wilson, a former NFL player for the New York Giants. The company was awarded a 20 year waste management contract by the Government of Sierra Leone (contract excludes medical and marine waste) through the Ministry of Local Government and Rural Development and the Freetown City Council to collect, manage and convert waste generated in the Freetown Municipality. This includes solid and liquid waste, medical, marine and industrial waste products as a commercial activity for the designated areas aforementioned. Masada focuses on implementing a cost effective household, commercial and industrial waste collection services while working with the City Council.

About MagneGas Corporation

MagneGas® Corporation (MNGA). The Company owns a patented process that converts various liquid wastes into hydrogen based fuels. These fuels can be used as a replacement to natural gas or for metal cutting. The Company's testing has shown the fuels are faster, cleaner and more productive than other alternatives on the market. They are also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas® into the metalworking market as a replacement to acetylene.

The MagneGas fuel production systems can be set-up locally using various types of feedstock. The Company believes this flexibility can give them an advantage in the Government/Military marketplace as fuels can be manufactured on site from raw materials found locally worldwide and eliminates the time and expense of shipping to the specific military theater. The Company is planning to establish joint ventures with third parties to construct these supply facilities worldwide.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

SOURCE MagneGas Corporation